EXHIBIT 99.1

FOR:	AMREP Corporation
641 Lexington Avenue
New York, NY 10022

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(212) 705-4700
(212) 705-4740 (fax)

FOR IMMEDIATE RELEASE

AMREP REPORTS FOURTH QUARTER AND YEAR 2005 RESULTS

  AND DECLARES SPECIAL $0.55 PER SHARE DIVIDEND

New York, July 13, 2005 - AMREP Corporation (NYSE -AXR) today reported net income from continuing operations of $4,766,000, or $0.72 per share, for its fiscal year 2005 fourth quarter ended April 30, 2005 compared to net income from continuing operations of $2,017,000, or $0.31 per share, in the same period of fiscal 2004. Revenues were $36,152,000 in the fourth quarter of fiscal 2005 versus $31,088,000 in the same period of fiscal 2004. For all of fiscal 2005, the Company reported revenues of $134,506,000 and net income from continuing operations of $15,588,000, or $2.36 per share, compared to revenues of $129,291,000 and net income from continuing operations of $11,297,000, or $1.71 per share, in fiscal 2004.

The Company began accounting for its water utility subsidiary as a “discontinued operation” in the third quarter of fiscal 2005 as a result of previously reported developments in condemnation proceedings by a local governmental district in New Mexico involving the primary assets of this subsidiary. Accordingly, financial information from prior periods has been reclassified to conform to this presentation. There was a net loss from discontinued operations of $23,000 ($0.00 per share) and $63,000 ($0.01 per share) in the fourth quarter and twelve months of fiscal 2005 compared to net income of $30,000 ($0.00 per share) and $380,000 ($0.06 per share) in the same periods of the prior year.

Revenues at the Company’s AMREP Southwest real estate subsidiary increased from $7,392,000 and $29,415,000 in the fourth quarter and full year of fiscal 2004 to $12,013,000 and $37,385,000 in the corresponding periods of fiscal 2005, which resulted in significantly improved gross profits in both reported periods of 2005 versus the comparable periods of the prior year. This substantial improvement was the result of increased sales of both developed and undeveloped lots in the Company’s principal market of Rio Rancho, New Mexico in 2005, including a large commercial land sale in the fourth quarter of 2005 that contributed revenues and gross profits substantially greater than those contributed from the prior year’s commercial land sales. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, so that prior results are not necessarily a good indication of what may occur in future periods.

The Company noted that revenues from its Kable Media Services, Inc. subsidiary increased from $23,682,000 in the fourth quarter of fiscal 2004 to $24,038,000 in the fourth quarter of fiscal 2005 but decreased from $99,791,000 for all of fiscal 2004 to $96,913,000 for fiscal 2005. The pretax profit of

Kable improved in both of these periods, however, as compared to the same periods in 2004, primarily because of cost reductions. The Company also noted that the revenue decline for all of fiscal 2005 had been anticipated and was primarily attributable to customer losses at Kable’s Colorado fulfillment business which had been identified prior to the acquisition of that business in 2003 and which have occurred throughout fiscal 2004 and fiscal 2005. It is expected that there will be a significant decrease in fulfillment revenues in Colorado in fiscal 2006 compared to fiscal 2005 reflecting the customer losses which occurred during fiscal 2005, so that the results for Kable’s Fulfillment Services business for 2005 are not necessarily a good indication of what may occur in future periods.

On a separate matter, AMREP announced that its Board of Directors today declared a special dividend of $0.55 per share payable on August 19, 2005 to shareholders of record on July 26, 2005. The Board indicated that this dividend was based on its evaluation of the Company’s financial performance in fiscal 2005 and the financial condition of the Company at the end of the 2005 fiscal year. This follows special dividends of $0.40 and $0.25 per share that were declared following the close of the prior two fiscal years, and it represents the third such cash dividend in the Company’s history. The Company said that the Board may consider special dividends from time-to-time in the future in light of conditions then existing, including earnings, financial condition, cash position, and capital requirements and other needs.

AMREP Corporation’s Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

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The statements in this news release that are not historical financial statements, including statements regarding revenues and profitability of the subscription fulfillment business, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements. Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Data Follows)

AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended April 30,
	2005	2004
Revenues	$ 36,152,000	$ 31,088,000

Net income (loss):
Continuing operations	$ 4,766,000	$ 2,017,000
Discontinued operations-net of tax	(23,000)	30,000
	$ 4,743,000	$ 2,047,000

Earnings per share – Basic and Diluted:
Continuing operations	$ 0.72	$ 0.31
Discontinued operations	0.00	0.00
	$ 0.72	$ 0.31

Weighted average number of common shares outstanding	6,622,000	6,602,000

	Twelve Months Ended April 30,
	2005	2004
Revenues	$ 134,506,000	$ 129,291,000

Net income (loss):
Continuing operations	$ 15,588,000	$ 11,297,000
Discontinued operations-net of tax	(63,000)	380,000
	$ 15,525,000	$ 11,677,000

Earnings (loss) per share – Basic and Diluted:
Continuing operations	$ 2.36	$ 1.71
Discontinued operations	(0.01)	0.06
	$ 2.35	$ 1.77

Weighted average number of common shares outstanding	6,616,000	6,595,000